FILED PURSUANT TO RULE NO. 424 (b)(3)

PROSPECTUS SUPPLEMENT                               REGISTRATION NO. 333-37980
(To Prospectus dated January 29, 2002)



                          [HOLDRS MARKET 2000+ LOGO]


                        1,000,000,000 Depositary Receipts
                         Market 2000+ HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

         The share amounts specified in the table on pages 10 and 11 of the base prospectus shall be replaced with the following:

                                                                                     Share         Primary
                          Name of Company (1) (2)                     Ticker        Amounts    Trading Market
                          -----------------------                     ------        -------    --------------
           Agere Systems Inc. Class A                                 AGR.A        9.043117         NYSE
           Agere Systems Inc. Class B                                 AGR.B        1.058252         NYSE
           AOL Time Wamer Inc.                                         AOL             6            NYSE
           American International Group, Inc.                          AIG             2            NYSE
           Astrazeneca p.l.c. *                                        AZN             4            NYSE
           AT&T Corp.                                                   T              6            NYSE
           AT&T Wireless Services, Inc.                                AWE          1.9308          NYSE
           AVAYA Inc.                                                   AV          0.3333          NYSE
           BellSouth Corporation                                       BLS             5            NYSE
           BP p.l.c. *                                                  BP             3            NYSE
           Bristol-Myers Squibb Company                                BMY             3            NYSE
           BT Group p.l.c.                                             BTY             2            NYSE
           Cisco Systems, Inc.                                         CSCO            3           NASDAQ
           Citigroup Inc.                                               C              3            NYSE
           The Coca-Cola Company                                        KO             3            NYSE
           Dell Computer Corporation                                   DELL            5           NASDAQ
           Deutsche Telekom AG *                                        DT             5            NYSE
           Eli Lilly and Company                                       LLY             2            NYSE
           EMC Corporation                                             EMC             2            NYSE
           Ericsson LM Telephone Company *(3)                         ERICY            9           NASDAQ
           Exxon Mobil Corporation                                     XOM             4            NYSE
           France Telecom *                                            FTE             2            NYSE
           General Electric Company                                     GE             3            NYSE
           GlaxoSmithKline p.1.c.                                      GSK             3            NYSE
           Hewlett-Packard Company                                     HPQ             4            NYSE
           Home Depot, Inc.                                             HD             4            NYSE
           Intel Corporation                                           INTC            2           NASDAQ
           International Business Machines Corporation                 IBM             2            NYSE
           JDS Uniphase Corporation                                    JDSU            2           NASDAQ
           Johnson & Johnson                                           JNJ             4            NYSE
           Lucent Technologies Inc.                                     LU             4            NYSE
           McDATA Corporation                                         MCDTA         0.07361        NASDAQ
           Merck & Co., Inc.                                           MRK             3            NYSE
           Microsoft Corporation                                       MSFT            3           NASDAQ
           mmO2 p.l.c.                                                 OOM             2            NYSE
           Morgan Stanley Dean Witter & Co.                            MWD             2            NYSE


                                                   (continued on following page)

                                                                                     Share         Primary
                          Name of Company (1) (2)                     Ticker        Amounts    Trading Market
                          -----------------------                     ------        -------    --------------
           Nippon Telegraph and Telephone Corporation *                NTT             3            NYSE
           Nokia Corp. *                                               NOK             4            NYSE
           Nortel Networks Corporation                                  NT             2            NYSE
           Novartis AG *                                               NVS             5            NYSE
           Oracle Corporation                                          ORCL            4           NASDAQ
           Pfizer Inc.                                                 PFE             4            NYSE
           Qwest Communications International Inc.                      Q              4            NYSE
           Royal Dutch Petroleum Company  *                             RD             3            NYSE
           SBC Communications Inc.                                     SBC             4            NYSE
           Sony Corporation *                                          SNE             2            NYSE
           Sun Microsystems, Inc.                                      SUNW            4           NASDAQ
           Syngenta AG                                                 SYT          1.03860         NYSE
           Texas Instruments Incorporated                              TXN             3            NYSE
           Total Fina Elf S.A. *                                       TOT             2            NYSE
           Toyota Motor Corporation *                                   TM             2            NYSE
           Travelers Property Casualty Corp Class A (4)                TAPa        0.1296129        NYSE
           Travelers Property Casualty Corp Class B (4)                TAPb        0.2662968        NYSE
           Verizon Communications                                       VZ             4            NYSE
           Viacom Inc.-Ci B                                           VIA.B            3            NYSE
           Vodafone Airtouch p.l.c. *                                  VOD             5            NYSE
           Wal-Mart Stores Inc.                                        WMT             4            NYSE
           Zimmer Holdings, Inc.                                       ZMH            0.3           NYSE

           ------------------------------------------
           * The securities of this non-U.S. company trade in the United States as American Depositary Receipts.

               (1) On July 30, 2002, MCI Group was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because MCI Group was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of MCI Group included in Market 2000+ HOLDRS were distributed at a rate of 0002 MCI Group shares per Market 2000+ HOLDR. As a result, MCI Group is no longer represented in Market 2000+ HOLDRS.

               (2) On July 30, 2002, WorldCom Group was delisted from trading on the Nasdaq National Market System. As set forth in the prospectus, because WorldCom Group was not listed for trading on another U.S. national securities exchange within five business days from the date of delisting, the shares of WorldCom Group included in Market 2000+ HOLDRS were distributed at a rate of
               0.05 WorldCom Group shares per Market 2000+ HOLDR. As a result, WorldCom Group is no longer represented in Market 2000+ HOLDRS.

               (3) As a result of a rights distribution by Ericsson LM Telephone Company, a component of Market 2000+ HOLDRS, each shareholder of record of an American Depositary Share of Ericsson as of August 13, 2002 received 1 Ericsson right, or 0.09 Ericsson rights per Market 2000+ HOLDR. Holders of a whole Ericsson right were entitled to purchase an American Depositary Share of Ericsson at a price of Swedish Krona 3.80, payable in U.S. dollars. The distributed rights expired on August 27, 2002.

               (4) As a result of the spin-off of Travelers Property Casualty Group (Class A Common Stock) and Travelers Property Casualty Group (Class B Common Stock) from Citigroup Inc., Travelers Property Casualty Group (Class A Common Stock) and Travelers Property Casualty Group (Class B Common Stock) will be included in Market 2000+ HOLDRS. Effective August 26, 2002, 0.01296129 shares of Travelers Property Casualty Group (Class A Common Stock) and 0.2662968 shares of Travelers Property Casualty Group (Class B Common Stock) were included in each round-lot of 100 Market 2000+ HOLDRS.

              The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.


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